STIKEMAN ELLIOTT Stikeman Elliott LLP Barristers & Solicitors 1155 René-Lévesque Blvd. West, 40th Floor, Montréal, Québec, Canada H3B 3V2 Tel: (514) 397-3000 Fax: (514) 397-3222 www.stikeman.com

BY COURIER

November 13, 2008

CAE Inc.
8585 Côte-de-Liesse
St. Laurent, Québec
H4T 1G6
Canada

Re: CAE Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Canadian counsel for CAE Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the
"Securities Act"), of an aggregate of 2,000,000 common shares, in the capital of the
Company (the "Shares") proposed to be issued pursuant to a Form S-8 (the
"Registration Statement") to be filed today with the Securities and Exchange
Commission under the Securities Act relating to the Company's Employee Stock
Option Plan (as amended and restated as of August 13, 2008) (the "Plan").

We have examined and are familiar with the Registration Statement. We have also examined and relied on such corporate records and documents of the
Company and such matters of law as we have considered necessary or appropriate to enable us to give this opinion, including, without limitation to the foregoing, the minutes of the meeting of the board of directors of the Company held on February
14, 2008 and the annual and special meeting of shareholders of the Company held on August 13, 2008. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

The opinion expressed below is limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein as the same are in force at the date hereof, and we do not express any opinion herein concerning the laws of any other jurisdiction.

     Based upon the foregoing, it is our opinion that, upon the allotment of the Shares by the board of directors of the Company and due registration of the issue of such Shares in the register of shareholders of the Company and subject to receipt by the Company in full of the exercise price therefore, the Shares issuable upon exercise of stock options in accordance with the terms of the Plan (i) have been duly authorised by the Company and (ii) when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Stikeman Elliott